BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Liqtech International, Inc. Entity or Nevada Business Identification Number (NVID): C17450-2004
2. Document:	Name of document with inaccuracy or defect: Certificate of Amendment increasing authorized shares.
3. Filing Date:	Filing date of document which correction is being made: November 3, 2020
4. Description:	Description of inaccuracy or defect: The process for approving the proposed amendment was inaccurately described in the notice to shareholders as required under NRS Section 78.390.
5. Correction:	Correction of inaccuracy or defect: The authorized amount of shares of Common Stock at $0.001 par value per share is not being increased and shall remain at 25,000,000 shares.
6. Signature: (Required)	X DocuSigned by: Claus Toftegaard Signature Date: 13-11-2020

This form must be accompanied by appropriate fees.